EXHIBIT 5.1

[Letterhead of Jones Day]

January 20, 2004

Southwestern Public Service Company
Tyler at Sixth Street
Amarillo, Texas 79101

Re:	Registration Statement on Form S-4 for Series D Senior Notes, 6% due 2033 of Southwestern Public Service Company

Ladies and Gentlemen:

     We have acted as counsel to Southwestern Public Service Company, a New Mexico corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $100,000,000 in aggregate principal amount of Series D Senior Notes, 6% due 2033 of the Company (the “Exchange Notes”) to be registered under the Securities Act for an equal principal amount of Series C Senior Notes, 6% due 2033 of the Company (the “Outstanding Notes”) previously issued by the Company. The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of February 1, 1999, as supplemented and to be supplemented by various supplemental indentures (as supplemented, the “Indenture”), between the Company and JPMorgan Chase Bank, as successor in interest to The Chase Manhattan Bank, as trustee (the “Trustee”).

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Registration Statement has become effective under the Securities Act and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Outstanding Notes, the Exchange Notes will constitute valid and binding obligations of the Company.

     The opinions set forth above are subject to the following assumptions, qualifications and limitations:

     We assume that (a) each the Company is a corporation existing and in good standing in the State of New Mexico, has all requisite power and authority, has obtained all requisite organizational, third party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its obligations under the Exchange Notes and (b) such execution, delivery and performance will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York as currently in effect. We express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us with respect to this opinion under the caption “Experts” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ JONES DAY